Securities & Exchange Commission,
Washington, D.C.

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this registration statement of Sterling Group Ventures, Inc. on Form SB-2A of our report dated December 12, 2002, appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/   Cordovano and Harvey, P.C.

Cordovano and Harvey, P.C.
Denver, Colorado
December 17, 2002